                                                                     EXHIBIT 4.4

THIS WARRANT AND THE SHARES OF CAPITAL STOCK ISSUABLE UPON CONVERSION AND EXERCISE HEREOF ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

NEITHER THIS WARRANT NOR THE CAPITAL STOCK ISSUABLE UPON CONVERSION AND EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NEITHER THIS WARRANT NOR SUCH CAPITAL STOCK MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS A REGISTRATION STATEMENT RELATED THERETO IS IN EFFECT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS APPLICABLE.


                                                       Void after March 24, 2003


                                 FOGDOG, INC.
                         WARRANT TO PURCHASE SHARES OF
                     SERIES C CONVERTIBLE PREFERRED STOCK

          THIS CERTIFIES THAT, for value received, Nike USA, Inc. ("Holder") is entitled at any time prior to expiration of this Warrant to subscribe for and purchase Six Million One Hundred Seventy-One Thousand Five Hundred and Twenty-Four (6,171,524) shares (as adjusted pursuant to Paragraph 4 hereof) of the fully paid and nonassessable Series C Preferred Stock (the "Shares") of Fogdog, Inc., a California corporation (the "Company"), at the price of $1.0294 per share (such price as adjusted from time to time pursuant to the terms hereof is herein referred to as the "Warrant Price"), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term "Series C Preferred Stock" shall mean the Company's presently authorized Series C Convertible Preferred Stock, any securities of the Company into or for which such Series C Convertible Preferred Stock may hereafter be changed, converted or exchanged, including the underlying Common Stock, and the term "Date of Grant" shall mean September 24, 1999.

          Upon the conversion of the Company's Preferred Stock into Common Stock pursuant to the Company's charter documents, this Warrant shall represent a warrant to purchase the Company's Common Stock for the same number of shares of Common Stock that such Series C Preferred Stock would have converted into had this Warrant been exercised immediately prior to such conversion.

          1.   Term.

               (a) Period of Exercise. Subject to earlier termination under Subparagraph 1 (b), this Warrant shall be exercisable, in whole or in part, at any time and from time to time from the Date of Grant through March 24, 2003 (the "Expiration Date").

Notwithstanding such Expiration Date, the rights and obligations of the parties hereto shall survive such termination in accordance with their terms set forth herein.

          (b) Company Acquisition. In the event the Company or the Majority Holders (as defined below) should enter into any written agreement providing for a Sale of the Company (as defined below), the Company shall give written notice to the Holder of such intended Sale of the Company not fewer than five (5) days prior to the closing date thereof. This Warrant shall automatically be exercised pursuant to Paragraph 2 hereof one (1) business day preceding the closing date of such Sale of the Company (the "Exercise Date"), if not previously exercised; provided however, that such exercise shall be contingent upon the closing of the Sale of the Company actually occurring. The term "Sale of the Company" shall mean a sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company or the consolidation or merger of the Company with one or more other corporations or other entity or person, or any corporate reorganization, in which shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, other than a merger effected solely for the purpose of reincorporation. The term "Majority Holders" shall mean holders of at least eighty percent (80%) of the Company's then outstanding Series A, B, C and D Convertible Preferred Stock, measured as if all such Preferred Stock had been converted to Common Stock.

          2.   Exercise.

               (a) Method of Exercise; Payment; Issuance of New Warrant. Subject to Paragraph 1 hereof, the purchase right represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A duly
                                                             ---------
executed) at the principal office of the Company and by the payment to the Company, by check or wire transfer, of an amount equal to the then applicable Warrant Price per share multiplied by the number of Shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be delivered to the Holder within thirty days of receipt of such notice and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder within such thirty-day period. Upon receipt by the Company of this Warrant and such notice of exercise form, together with the applicable Warrant Price, the Holder shall be deemed for all purposes to be the Holder of record of the Shares, notwithstanding that certificates representing the Shares shall not then be actually delivered to such Holder or that such Shares are not then set forth on the stock transfer books of the Company.

               (b) Other Property. In case cash, property or securities other than Common Stock shall be payable, deliverable or issuable by the Company upon exercise of this Warrant, then references to Series C Preferred Stock in this Warrant shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities.

               (c) Net Exercise. In lieu of exercising this Warrant in the manner provided above in Section 2(a), the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder a number of shares computed using the following formula:

                                   X = Y(A-B)
                                       ------

                                       A

          X = The number of shares of Series C Preferred Stock (or Common Stock) to be issued to Holder.

          Y = The number of shares of Series C Preferred Stock (or Common Stock) purchasable under this Warrant (at the date of exercise), or, if this Warrant is exercised in part, the number of shares for which this Warrant is then being exercised.

          A = The fair market value of one share of Series C Preferred Stock (or Common Stock) at the date of exercise.

          B =  The Warrant Price (in effect on the date of exercise).

For purposes of this Section 2(c), fair market value of one share of the Series C Preferred Stock shall be determined in good faith by the Company's Board of Directors; provided, however, (i) if the exercise is done in connection with or contingent upon the Company's initial public offering of its Common Stock, the fair market value per share shall be the product of (a) the price to public as set forth in the final prospectus relating to such initial public offering and
(b) the number of shares of Common Stock into which each share of Series C Preferred Stock is convertible at the time of exercise, or (ii) after the initial public offering of the Company's Common Stock, if the Company's Common Stock is traded on a national exchange or over-the-counter market, the fair market value per share shall be the average price per share at which trading of the Company's Common Stock closed on the exchange on which such stock is listed, on the thirty (30) consecutive trading days ending one (1) trading day prior to the date of exercise.

          3.  Fractional Shares.

          No fractional shares of Series C Preferred Stock will be issued in connection with any exercise hereunder or any Common Stock issuable upon conversion thereof, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

          4.  Adjustment of Warrant Price and Number of Shares.

          The number and kind of securities purchasable under the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

              (a) Stock Dividends, Subdivisions or Combinations. In case the Company shall (i) pay a dividend or make a distribution on its outstanding shares of Series C

Preferred Stock in shares of its Series C Preferred Stock, (ii) subdivide the then outstanding shares of its Series C Preferred Stock into a greater number of shares of Series C Preferred Stock, (iii) combine the then outstanding shares of its Series C Preferred Stock into a smaller number of shares of Series C Preferred Stock, or (iv) issue by reclassification of its shares of Series C Preferred Stock any shares of capital stock of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then (A) in the case of clauses (i) and
(ii) the Warrant Price in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision shall be proportionately decreased, (B) in the case of clause (iii) the Warrant Price in effect immediately prior to the opening of business on the effective date of such combination shall be proportionately increased, and (C) in the case of clause (iv) the Company shall execute and deliver to the Holder a new Warrant providing that the holder of this Warrant shall upon exercise of such new Warrant be entitled to receive the number and kind of shares of capital stock of the Company which it would have owned or been entitled to receive immediately following such action had this Warrant been exercised in full immediately prior to such time. The aggregate exercise price of such new Warrant shall be equal to the aggregate Warrant Price of this Warrant at the time of such exchange; and effective provision shall be made in such new Warrant so that the provisions set forth herein of the protection of the exercise rights of the Holder of this Warrant (including, without limitation, this Section 4) shall thereafter be made applicable as nearly as reasonably may be, to such new Warrant. An adjustment made pursuant to this Section 4(a) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this Section 4(a) for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken. In any case in which this Section 4(a) shall require that an adjustment shall become effective immediately after a record date for an event, the adjustment shall be subject to the occurrence of such event.

               (b) Adjustment for Reclassifications, Consolidation or Merger. In the case of any reclassification or change of outstanding Series C Preferred Stock (other than those referred to in Section 4(a) other than a change in par value), or in case of any consolidation of the Company with any other corporation or any merger of the Company into another corporation or of another corporation into the Company (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than a change in par value, or as a result of a subdivision or combination to which Section 4(a) hereof is applicable) in, the outstanding Series C Preferred Stock), or in case of any sale or transfer to another company or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of the Company, the Company (or its successor in such consolidation or merger) or the purchaser of such properties and assets shall made appropriate provision so that the holder of this Warrant shall have the right thereafter to exercise this Warrant for the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or transfer by a holder of the number of shares of Series C Preferred Stock for which this Warrant might have been exercised immediately prior to such reclassification, change, consolidation, merger, sale or transfer, and the holder of this Warrant shall have no other exercise rights under these provisions; provided, that effective provision shall be made, in a new Warrant to be issued to the Holder of this Warrant (the aggregate exercise price of which shall be equal to the aggregate Warrant Price of this Warrant), so that the provisions set forth herein for the protection of the exercise rights of the Holder of this Warrant (including, without limitation, this Section 4) shall thereafter be made applicable, as nearly as reasonably may be, to any other shares of stock and other securities and property deliverable upon exercise of such new Warrant; and provided, further, that any such resulting or surviving corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the new Warrant, such shares, securities or property as the holders of the Series C Preferred Stock shall be entitled to receive in connection with such transaction, and to make provisions for the protection of the exercise rights as above provided.

               (c) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price pursuant to paragraph 4(a) or (b), the number of Shares purchasable hereunder shall be adjusted, to the nearest whole share (with one-half share rounded up to the next whole share), to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

               (d) Notice of Other Events. The Company shall provide written notice to the Holder of any dividend or distribution that (i) is not otherwise provided for in this Section 4, and (ii) would result in the Holder's receipt of cash, property or securities of the Company pursuant to the Company's Articles of Incorporation, as amended, if the Holder were, at the record date for such dividend or distribution, a holder of shares of Series C Preferred Stock. Such notice shall be provided to Holder at least five (5) days prior to the record date for such dividend or distribution.

          5.   Representations and Warranties of the Holder and the Company.

               (a)  Representations and Warranties of the Holder.

                    (i) Purchase Entirely for Own Account: Restricted Securities. This Warrant is made with the Holder in reliance upon Holder's representation to the Company, which by Holder's execution of this Warrant Holder hereby confirms, that the Shares are being acquired for investment for its own account, and Holder has no present intention of selling or distributing the Shares or the shares of Common Stock issuable upon conversion of the Shares (the "Conversion Stock"). The Holder also represents and warrants that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the Warrant or the Conversion Stock. The Holder understands that the Shares and the Conversion Stock to be purchased by it have not been registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Holder hereby confirms that it has been informed that the Shares may not be resold or transferred unless the Shares are first registered under the Act or unless an exemption from such registration is available. Accordingly, the Holder hereby acknowledges that it is prepared to hold the Shares and the Conversion Stock for an indefinite period and that it is aware that Rule 144 of the Securities and Exchange Commission promulgated under the Act is not presently available to exempt the sale of such securities from the registration requirements of the Act. Should Rule 144 subsequently become available, the Holder is aware that any sale of such securities effected pursuant to the Rule may, depending upon the status of the Holder as an "affiliate" or "non-affiliate" under the Rule, be made only in limited amounts in accordance with the provisions of the Rule, and that in no event may any of such securities be sold pursuant to the Rule until the Holder has held such securities for the requisite holding period.

               (ii) Disclosure of Information. The Holder believes it has received all of the information it considers necessary or appropriate for deciding whether to purchase the Warrant. The Holder has made its own investigation whether or not to invest in the Shares and the Conversion Stock. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company's business and the terms and conditions pursuant to which it will purchase such securities.

               (iii) Experience. The Holder is experienced in evaluating and investing in private placement transactions of securities in companies such as the Company and is an "accredited investor" as such term is defined in Rule 501 under the Act. Holder represents and warrants that it has not been organized for the purpose of acquiring the Warrant.

               (iv) Restrictive Legends. In order to reflect the restrictions on disposition of the securities issuable hereunder, the stock certificates representing the Shares and the Conversion Stock will be endorsed with the following legend:

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH SECURITIES ACT."

               (v) Authority. Holder has all requisite corporate power and authority to enter into this Warrant and to consummate the transactions contemplated hereby. The execution and delivery of this Warrant and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Holder. This Warrant has been duly executed and delivered by Holder and constitutes the valid and binding obligations of Holder. The execution and delivery of this Warrant do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the certificate of incorporation or bylaws of Holder, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holder or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any government entity, is required by or with respect to Holder in connection with the execution and delivery of this Warrant by Holder or the consummation by Holder of the transactions contemplated hereby.

               (vi) Further Limitations on Disposition. Holder further agrees not to make any disposition of all or any portion of the Warrant, the Shares or the Conversion Stock unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section and:

          (A) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

          (B) (i) Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act.

          (b)  Representation and Warranties of the Company.

               (i) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to conduct its business as presently conducted and to enter into and perform this Warrant and to carry out the transactions contemplated by this Warrant. The Company has furnished or made available to the Holder true and complete copies of the Articles of Incorporation and the Bylaws of the Company, each as amended to date and currently in effect.

               (ii) Issuance of Securities. The issuance, sale and delivery of this Warrant in accordance with this Warrant, the issuance and delivery of the Shares issuable upon exercise of this Warrant and the issuance and delivery of the Conversion Stock issuable upon conversion of the Shares have been duly authorized by all necessary corporate action on the part of the Company, and all such Shares Conversion Stock have been duly reserved for issuance. The Shares, when so issued, sold and delivered against payment therefor in accordance with the provisions of this Warrant, and the Conversion Stock issuable upon conversion of the Shares, when issued upon such conversion in accordance with the Company's Articles of Incorporation, as amended, will be duly and validly issued, fully paid and non-assessable.

               (iii) Authority for Warrant. The execution, delivery and performance by the Company of this Warrant and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Warrant has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

The sale of the Shares, and the subsequent conversion of the Shares into the Conversion Stock, are not and will not be subject to any preemptive rights that have not been properly waived or complied with.

                         (iv)  Governmental Consents. No consent, approval,
order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the execution and delivery of this Warrant and the offer, issuance, sale and delivery of the Shares, except such filings as shall have been made prior to and shall be effective on and as of the date of this Warrant, and except for filings required by federal and state securities laws.

               6.   Notices of Adjustments.

               Whenever there shall be any adjustment in the Warrant Price and/or the number of shares, or securities or property, issuable upon exercise of this Warrant pursuant to Section 4 hereof, the Company shall execute and deliver a certificate signed by its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price or Prices and the resulting number of shares of Series C Preferred Stock or other securities or property issuable upon exercise of this Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first-class mail, postage prepaid) to the holder of this Warrant.

               7.   Governing Law.

               The terms and conditions of this Warrant shall be governed by and construed in accordance with California law without regard to conflicts of law provisions.

               8.   Rights of Shareholders.

               No holder of this Warrant shall be entitled to vote or receive dividends or be deemed the holder of Series C Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

               9.   "Market Stand-Off" Agreements.

                    (a) The Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of the Company's initial public offering of Common Stock, Holder shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

                         (i)   such above-described agreement shall be
applicable only to the first such registration statement of the Company which covers Common Stock to be sold on its behalf to the public in an underwritten offering;

                         (ii)  all officers and directors of the Company enter
into similar agreements; and

                         (iii) such above-described market stand-off time period
shall not exceed one hundred eighty (180) days.

                    (b) The Holder will sign, concurrently with the execution of this Warrant, the form of "Lock-Up Agreement" and the form of NASD Questionnaire that Credit Suisse First Boston has provided to the Company's shareholders.

                    (c) Without limiting the generality of the foregoing or anything contained in the Company's Registration Rights Agreement, as amended and in effect from time to time (the "Registration Rights Agreement"), the Holder also agrees that for the three-year period after the closing date of the Company's initial public offering of its Common Stock, Holder shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (each, a "Transfer") any securities of the Company held by it at
                        --------
any time during such period; provided, however, that the Holder may effect Transfers (in accordance with the state and federal securities laws) as follows:

                         (i)   on and after the first-year anniversary of the
closing date of the initial public offering of the Company's Common Stock, the Holder may transfer up to an aggregate of forty percent (40%) of the securities of the Company held by it on the closing date of the initial public offering of the Company's Common Stock;

                         (ii)  on and after the second-year anniversary of the
closing date of the initial public offering of the Company's Common Stock, the Holder may transfer up to additional aggregate of thirty percent (30%) of the securities of the Company held by it on the closing date of the initial public offering of the Company's Common Stock; and

                         (iii) on and after the third-year anniversary of the
closing date of the initial public offering of the Company's Common Stock, the Holder may transfer up to an additional aggregate of thirty percent (30%) of the securities of the Company held by it on the closing date of the initial public offering of the Company's Common Stock.

                    (d) In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the Shares (and the Common Stock issuable upon the conversion of the Shares) until the end of such period.

                    (e) The market standoff provision of paragraph (c) hereof shall be in addition to, and not in lieu of, the market standoff provisions contained in the Registration Rights Agreement and the other provisions of this Warrant.

                    (f) The provisions of this Section 9 shall terminate upon a Sale of the Company.

               10.  Covenants of the Holder and the Company.

                    (a) Standstill Covenant. The Holder hereby covenants and agrees that from the time that the Company first sells its securities pursuant to an effective registration statement under the Act, covering the initial public offering and sale of the Company's Common Stock, until March 24, 2003, neither the Holder nor any of its directors, officers, employees, affiliates, agents and advisors shall without the prior written consent of the Company:

                         (i)   acquire, offer to acquire, or agree to acquire,
directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person;

                         (ii)  make, or in any way participate, directly or
indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission ("SEC")), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company;

                         (iii) make any public announcement with respect to, or
submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets;

                         (iv)  form, join or in any way participate in a "group"
as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with any of the foregoing;

                         (v)   otherwise act or seek to control or influence the
management, Board of Directors or policies of the Company;

                         (vi)  take any action that could reasonably be expected
to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (i) through (v) above; or

                         (vii) request the Company or any of its directors,
officers, employees, agents or advisors, directly or indirectly, to amend or waive any provision of this Section 10(a).

          The Holder shall promptly advise the Company of any inquiry or proposal made by or to it with respect to any of the foregoing.

          (b) Transfers to Competitors. Except in connection with a Sale of the Company, the Holder hereby covenants and agrees that neither the Holder nor any of its affiliates shall at any time, directly or indirectly, effect a Transfer of any of the Company's securities to an entity or person that is "Competitive" with the business of the Company. Any person or entity who sells sporting goods in a retail format, including online, mail order or brick and mortar, or any new channel of distribution shall be considered "Competitive" with the business of the Company. Notwithstanding the foregoing in this Section 10(b), this Section 10(b) shall not restrict sales by the Holder in the open market pursuant to a broker/dealer securities transaction or to an affiliate of the Holder that may be Competitive with the business of the Company.

          (c) Merger or Acquisition of the Company. If at any time hereafter a Sale of the Company shall occur, then the Holder shall vote all of its shares of capital stock in favor of such transaction or series of related transactions, and all actions required in connection therewith, including but not limited to, amending the then existing Articles of Incorporation of the Company, if eighty percent (80%) or more of the shares of capital stock of the Company held by the holders of the Company's then outstanding preferred stock (other than the Holder) vote in favor of such transaction. If the Company or any shareholder of the Company shall receive an offer from a third party to purchase fifty percent (50%) or more of the issued and outstanding shares of capital stock of the Company either for cash or securities and if such purchase or sale would not otherwise trigger a vote of the shareholders of the Company and, following appropriate shareholder approval, impose a statutory obligation to participate in the transaction, then if eighty percent (80%) or more of the shares of capital stock of the Company held by the holders of the Company's then outstanding preferred stock (other than the Holder), agree to participate in such sale, then the Holder shall agree to participate fully in any such sale.

          (d)  The Company's Right of First Refusal.

               (i) If at any time prior to the Company's initial public offering of its Common Stock, except in connection with a Transfer by Holder to an affiliate, the Holder proposes to sell, assign, pledge, hypothecate or otherwise dispose of the any of the Company's securities held by Holder, to one or more third parties pursuant to an understanding with such third parties in a transaction, then the Holder shall give the Company written notice of its intention (the "Transfer Notice"), describing the offered shares ("Offered Shares"), the identity of the prospective transferee and the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Holder has received a firm offer from the prospective transferee and in good faith believes a binding agreement for Transfer is obtainable on the terms set forth, and shall also include a copy of any written proposal or letter of intent or other agreement relating to the proposed Transfer. The Company shall have an option for a period of twenty (20) days from receipt of the Transfer Notice to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option, in whole or in part, by notifying the Holder in writing, before expiration of the initial twenty (20) day period, as to the number of such shares which it wishes to purchase. If the Company gives the Holder notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor.

                    (ii) If the Company fails to purchase all of the Offered Shares by exercising the option granted in this Section within the period provided, the Holder shall be entitled for a period of sixty (60) days thereafter to complete the proposed Transfer upon the terms and conditions specified in the Transfer Notice. If the Holder has not so transferred the Offered Shares during such period, the Holder shall not thereafter make a Transfer without again first offering such shares to the Company in the manner provided in this Section.

               (e) Financial Statements and Other Information. Until the earlier of (i) the sale of securities of the Company pursuant to a registration statement filed by the Company under the Act in connection with the underwritten offering of its securities to the general public is consummated, (ii) the date on which the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, or (iii) a Sale of the Company, the Company shall deliver to the Holder, so long as such Holder beneficially owns at least 4,000,000 shares of Series C Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations):

                    (i)   as soon as available, but in any event within fifteen
(15) days after the end of each month, monthly unaudited consolidated statements of income and cash flows of the Company and its subsidiaries and monthly unaudited consolidated balance sheets of the Company and its subsidiaries, and all such statements shall be prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), consistently applied, except that they may not contain full footnote disclosures and may be subject to normal year-end adjustments for recurring accruals;

                    (ii) as soon as available but in any event within one hundred twenty (120) days after the end of each fiscal year, commencing with fiscal year 1999, audited consolidated statements of income and cash flows of the Company and its subsidiaries for the fiscal year, and audited consolidated balance sheets of the Company and its subsidiaries as of the end of the fiscal year, all prepared in accordance with GAAP, consistently applied; and

                    (iii) not fewer than thirty (30) days, but also not greater than seventy (70) days prior to the end of the Company's fiscal year, an annual budget and operating plan prepared on a monthly basis for the Company and its subsidiaries for the following fiscal year requested (displaying anticipated statements of income and cash flows and balance sheets), approved by the Company's Board of Directors, and promptly upon preparation thereof any material revisions of such annual or other budgets and operating plans.

          11.  Miscellaneous.

               (a) Headings. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof.

               (b) Amendments. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the Company and the Holder.

               (c) Notices. All notices and other communications from the Company to the Holder shall be mailed by first-class registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the Holder who shall have furnished an address to the Company in writing.

               (d) Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

               (e) Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

               (f) Survival. Except as expressly set forth herein, the representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

               (g) Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares (or the Conversion Stock) from time to time.

               (h) Entire Agreement. This Warrant and the other documents delivered pursuant hereto or referred to herein, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.

               (i) Severability. In case any provision of this Warrant shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

               (j) Attorney's Fees. In the event that any suit or action is instituted to enforce any provision in this Warrant, the prevailing party in such dispute shall be entitled to recover form the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Warrant, including without limitation, such reasonable fees and expenses of attorneys, which shall include, without limitation, all fees, costs and expenses of appeals.

               (k) Confidentiality. The Holder agrees that, except with the prior written consent of the Company, the Holder shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company to which the Holder has been or shall become privy. The provisions of this Section (k) shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto.

September 24, 1999

                                   FOGDOG, INC.

                                   By: /s/ Timothy P. Harrington
                                       ---------------------------------
                                           Timothy P. Harrington, Chief
                                            Executive Officer

                           NIKE USA, INC.

                           By: [signature illegible]
                               -------------------------------------

                                   Exhibit A

                               NOTICE OF EXERCISE


TO:  FOGDOG, INC.
     500 Broadway
     Redwood City, CA 94063
     Attention: Chief Financial Officer

          The undersigned hereby elects to purchase _________ shares of Series C Preferred Stock of Fogdog, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, together with all applicable transfer taxes, if any.

          Please issue a certificate or certificates representing said shares of Series C Preferred Stock in the name of the undersigned.


                                    (Name)



                                    (Address)


                                    ___________________________________________
                                                      (Signature)


____________________________________
          (Date)

                                       16